Exhibit 10.5

PHI, INC.

RETENTION PLAN

In order to encourage the continued employment of certain officers and key employees of PHI, Inc. (“PHI”) and its subsidiaries (collectively, the “Company”), and to alleviate concerns about any possible loss of employment upon certain changes in control of the Company, PHI has adopted this Retention Plan (this “Plan”), effective September 20, 2018 (the “Effective Date”). This Plan is intended to qualify as a top hat welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Capitalized terms used but not defined in this Plan have the respective meanings provided in Appendix A.

ARTICLE I

ADMINISTRATION AND PARTICIPATION

1.1    Administration of the Plan. The Plan will be administered by the Committee (the “Administrator”). The Administrator has plenary authority to administer the Plan. Specifically, the Administrator will have full and final authority and discretion over the Plan including, but not limited to, the right, power, and authority to: (a) designate Participants in accordance with, and subject to, Section 1.2; (b) administer the Plan according to its terms and to resolve all questions of interpretation or application of Plan provisions; (c) process and approve or deny all claims for benefits under the Plan in accordance with Article VI; (d) correct any defect, address any omission, or reconcile any inconsistency in the Plan in the manner and to the extent it deems necessary or desirable to further the Plan’s objectives; (d) establish, amend, and rescind any rules, regulations, or policies relating to the administration of the Plan that it determines to be appropriate; and (e) make any other determination that it believes necessary or advisable for the proper administration of the Plan. The Administrator’s decisions in matters relating to the Plan will be final, binding, and conclusive on all Persons, including, but not limited to, the Company, its Affiliates, and Participants. Subject to the limitations of Section 1.2, the Committee may delegate its authority to add, subtract, or reclassify Participants to one or more officers of PHI; provided, however, that the Committee may not delegate such authority with respect to any Participant who is a “Covered Employee” as defined in the Committee’s charter.

1.2    Participation. Participation in the Plan is limited to a select group of the Company’s management or highly-compensated employees within the meaning of Sections 201, 301, and 404 of ERISA; provided, however, that such Persons have no rights under the Plan unless and until designated as a Participant in the Plan by the Administrator. Each individual who is designated as a Participant will be identified by name and position on Appendix B, which provides for a specific Protected Period for each Participant. The Administrator may, in its discretion, amend Appendix B to add, remove, or reclassify Participants from time to time; provided, however, that upon or after a Change of Control, no Participant may be removed from the Plan or reclassified to a different Protected Period without his or her consent.

ARTICLE II

EFFECT OF A CHANGE OF CONTROL OF THE COMPANY

2.1    Payment of Annual Bonus. Upon a Change of Control, each Participant who (a) is employed with the Company immediately prior to the Change of Control and (b) is a current participant in an annual or short-term incentive plan sponsored by the Company or its Affiliates, will be entitled to receive a Pro-Rata Bonus for the year in which the Change of Control occurs. Such Pro-Rata Bonus will be paid to the Participant in a single lump sum as soon as practicable following the Change of Control, but no later than five business days afterward.

2.2    Equity Award Treatment. Upon a Change of Control, each Participant who (a) is employed with the Company immediately prior to the Change of Control and (b) holds unvested equity awards denominated in shares of PHI, Inc. common stock, will receive automatic accelerated vesting of all such unvested equity awards, effective upon the occurrence of the Change of Control, with performance on any performance-based awards deemed achieved at target levels.

ARTICLE III

COMPENSATION AND BENEFITS DURING THE PROTECTED PERIOD

3.1    Protected Period. For each Participant who is employed with the Company immediately prior to a Change of Control, his or her employment shall continue on the terms and conditions provided in this Article III for a specific Protected Period as provided on Appendix B. If the Participant experiences a Qualifying Termination during the applicable Protected Period, he or she will be entitled to the compensation and benefits provided in Article IV.

3.2    Conditions of Employment. Upon a Change of Control and during the applicable Protected Period, (a) each Participant’s position, authority, duties, responsibilities, and reporting relationship must be at least comparable in all material respects with the most significant of those held, exercised, and assigned at any time during the 120-day period immediately preceding the Change of Control, (b) each Participant’s service will be performed during normal business hours at the location where the Participant was employed immediately preceding the Change of Control or any office or location less than 50 miles from such location, and (c) to the maximum extent possible, each Participant will receive full seniority credit for his or her pre-Change of Control service to the Company.

3.3    Base Salary. During the applicable Protected Period, each Participant is entitled to receive an annual base salary, paid in installments in accordance with the Company’s regular payroll practices but no less frequently than monthly, at least equal to 12 times the highest monthly base salary paid or payable by the Company and its Affiliates to such Participant at any time during the 120-day period immediately preceding the Change of Control (as increased from time to time in accordance with this Section 3.3, the “Base Salary”). A Participant’s Base Salary may not be decreased during the applicable Protected Period without his or her written consent.

3.4    Annual Bonus. In addition to Base Salary, each Participant will be eligible to earn an annual or short-term incentive for each fiscal year during the applicable Protected Period (the “Bonus”). For each such Bonus, the target annual bonus opportunity, expressed as a percentage of Base Salary then in effect (the “Target Opportunity”), will be at least equal to the target opportunity for which the Participant is eligible for the year in which the Change of Control occurs, as such target opportunity has been established by the Company for such year under the applicable incentive plan or any comparable successor plan. If the Company has not yet established a Target Opportunity for a Participant for the fiscal year in which the Change of Control occurs, then the Target Opportunity shall be at least equal to the last such target opportunity established by the Company for such Participant. Each such Bonus, when earned, will be paid to the Participant in cash no later than two and one half months following the end of the fiscal year for which the Bonus is awarded, unless the Participant has elected to defer receipt of all or part of the Bonus pursuant to a deferral plan sponsored by the Company.

3.5    Long-term Incentive, Savings, and Retirement Plans.    During the applicable Protected Period, each Participant will be entitled to participate in all equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer employees of the Company, but in no event shall such plans, practices, policies, and programs provide the Participant with equity incentive grants, savings opportunities, and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company to the Participant under any agreements, plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, those provided generally at any time after the Change of Control to other peer employees of the Company and its Affiliates.

3.6    Health and Welfare Benefit Plans. During the applicable Protected Period, each Participant (and his or her family members or beneficiaries, as the case may be) will be eligible for participation in, and will receive all benefits under, any and all health and welfare benefit plans, practices, policies, and programs provided by the Company (which may include, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death, and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company, but in no event shall such plans, practices, policies, and programs provide the Participant with benefits, in each case, less favorable than the most favorable of any agreements, plans, practices, policies and programs in effect for the Participant at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, those provided generally at any time after the Change of Control to other peer employees of the Company and its Affiliates.

ARTICLE IV

TERMINATION OF EMPLOYMENT DURING PROTECTED PERIOD

4.1    Termination of Employment Generally. In the event that a Participant dies during the applicable Protected Period, his or her employment will terminate automatically upon death. During the applicable Protected Period, (a) the Company may terminate a Participant’s employment with or without Cause and (b) a Participant may terminate his or her employment with or without Good Reason. Any termination of a Participant’s employment during the Protected Period, other than as a result of the Participant’s death, must be communicated by written notice of termination to the other party in accordance with Section 5.5, indicating the specific termination provision relied upon and the effective date of the termination.

4.2    Accrued Obligations. Upon termination of a Participant’s employment for any reason during the applicable Protected Period, he or she will be entitled to receive promptly, and in addition to any other benefits specifically provided by this Plan, (a) any earned but unpaid Base Salary through the Termination Date, (b) any accrued but unpaid vacation pay, and (c) any other amounts or benefits required to be paid or provided or which the Participant, his or her family members, beneficiaries, heirs, or legal representatives is entitled to receive under any plan, program, policy, practice, or agreement of the Company (collectively, the “Accrued Obligations”).

4.3    Termination of Employment due to Death. If, during the Protected Period, a Participant dies, then, in addition to the Accrued Obligations, such Participant’s beneficiaries, heirs, or legal estate, will be entitled to receive a Pro Rata Bonus for the year in which the Termination Date occurred, assuming target performance, which will be paid in a lump sum within 30 days of the Termination Date.

4.4    Qualifying Termination. If a Participant experiences a Qualifying Termination, then, in addition to the Accrued Obligations, the Participant will be entitled to receive (a) a cash payment equal to the sum of (i) the Participant’s Base Salary multiplied by the applicable Severance Multiple, (ii) the Target Bonus multiplied by the applicable Severance Multiple, and (iii) the Annual Employer Premiums multiplied by the applicable Severance Multiple (without regard to whether the Participant elects COBRA coverage), all of which will be paid to him or her in a lump sum within 30 days following the Termination Date; and (b) immediate vesting of any outstanding equity or long-term incentive awards, with performance deemed to have been achieved at target performance levels for any performance-based awards.

4.5    All Other Terminations of Employment. If, during the Protected Period, a Participant’s employment is terminated by the Company with Cause or by the Participant without Good Reason, then his or her participation in this Plan will terminate without further obligation to the Participant, his or her family members, beneficiaries, or legal representatives, other than the Accrued Obligations.

4.6    Set-Off; Mitigation. Upon and after a Change of Control, the Company’s and its Affiliates’ obligations to make the payments provided for in this Plan and otherwise to perform their obligations under this Plan will not be affected by any set-off for compensation from new employment or otherwise, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against the Participant or others. It is the intent of this Plan that in no event will a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan.

ARTICLE V

MISCELLANEOUS

5.1    Successors.

(a)    The Company will require that any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of its assets or businesses in writing (i) assume unconditionally and expressly this Plan and (ii) agree to perform or to cause to be performed all of the obligations under this Plan in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred.

(b)    The Company will also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Plan.

5.2    Status as Unfunded Plan. This Plan is an unfunded plan. All payments pursuant to the Plan will be made from the general funds of the Company and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or other Person has any interest in any particular property or assets of the Company as a result of participating in the Plan.

5.3    Plan Amendment or Termination. Subject to Section 1.2, PHI reserves the right to amend or terminate this Plan at any time and without advance notice. Any amendment must be made in writing, executed by an officer of PHI, as authorized by the Committee. No benefits will be paid to anyone whose employment is terminated after the Plan is terminated or amended to exclude that Participant. Notwithstanding the foregoing, no amendment or termination of the Plan may be made following a Change of Control unless approved in writing by eighty percent (80%) of the Participants.

5.4    Severability. In the event any portion of the Plan or any action taken pursuant to the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action will be null and void.

5.5    Notices. All notices under this Plan must be in writing and will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt for such delivery), (b) certified or registered mail, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier service (against a receipt for such service). All notices to PHI related to this Plan should be sent to PHI’s principal business address. All notices to a Participant should be delivered to the most recent address as provided by such Participant to the human resources department of PHI.

5.6    Governing Law. The Plan will be governed by the laws of the State of Louisiana to the extent not preempted by ERISA.

5.7    Company’s Reservation of Rights. Each Participant is employed at the pleasure of the Company and the Company has the right at any time to terminate the Participant’s status as an employee of the Company, to change or diminish his or her status during the Protected Period (subject to the rights of the Participant to claim the benefits conferred by this Plan), and to add to or remove positions from the list of Participants set forth on Appendix B. Only employees of the Company who are listed on Appendix B at the time of a Change of Control will be entitled to claim the benefits conferred on Participants by the Plan.

5.8    Withholding. The Company has the right to withhold from any amount payable to a Participant under the Plan any federal, state, and local taxes that the Company is required to withhold from such Participant to satisfy any withholding tax obligations it may have under any applicable law or regulation.

5.9    Code Section 409A. Notwithstanding any other provision of this Plan:

(a)    This Plan is intended to comply with Code Section 409A and the payments and benefits provided under this Plan are intended to either comply with, or be exempt from, Code Section 409A, and this Plan should be construed and interpreted accordingly.

(b)    If, as of a Participant’s Termination Date, such Participant is a “specified employee” (as defined and determined under Code Section 409A) and any payment or benefit provided to him or her in connection with his termination of employment constitutes “non-qualified deferred compensation” subject to Code Section 409A, then the payments and benefits that may be paid to such Participant during the six-month period following the Termination Date will be limited to (i) medical benefits that are allowed to be provided during such time pursuant to Code Section 409A, (ii) any amounts that qualify for the short-term deferral exception to Code Section 409A, (iii) any amounts that qualify for the involuntary separation from service exception to Code Section 409A, and (iv) any other payments to the extent they are covered by an exception to such six-month delay applicable to specified employees. All other payments and benefits will not be paid to such Participant until the first business day that is six months after the Termination Date or, if earlier, on his or her death.

5.10    Code Section 280G. Notwithstanding any other provision of this Plan or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to or for the benefit of a given Participant pursuant to the terms of this Plan or otherwise (together, the “Covered Payments”) constitute parachute payments within the meaning of Code Section 280G and would, but for this Section 5.10, be subject to Excise Tax, then prior to making the Covered Payments, a calculation must be made comparing (a) the After-Tax Benefit to the affected Participant of the Covered Payments after payment of the Excise Tax to (b) the After-Tax Benefit to such Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any such reduction will be made by the Administrator in its sole discretion consistent with the requirements of Code Section 409A. Any determinations required under this Section 5.10, including whether any payments or benefits are parachute payments, will be made by the Administrator in its sole discretion.

ARTICLE VI

CLAIMS FOR BENEFITS

6.1    Claims Procedure. Claims for benefits may be made to the Administrator at the following address: 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, or such other address as the Administrator provides to Participants in writing in accordance with Section 5.5. Payments of the amounts provided in this Plan will ordinarily be made without the need for demand at the discretion of the Company. Nevertheless, a Participant who claims entitlement to a benefit may file a written claim for benefits with the Administrator within 90 days after the Participant’s employment is terminated. The Administrator will accept or reject the claim within 30 days of its receipt. If the claim is denied, the Administrator will give the reason for denial in a written notice in plain English so as to be understood by the claimant, referring to the Plan provisions that provide the basis for the denial. If any additional information or material is necessary to perfect the claim, the Administrator will identify these items and explain why such additional material is necessary.

6.2    Claim Denial and Appeal. Upon denial of a claim, the claimant may file a written request for review of the denied claim to the Administrator within 60 days of the denial. The claimant will have the opportunity to be represented by counsel and may request to be heard at a hearing. The claimant will have the opportunity to review the pertinent documents and the opportunity to submit written reasons opposing the denial. The decision upon the appeal will be made within 60 days of receipt of the requested review unless special circumstances (such as a need to hold a hearing) require an extension of time for processing, in which case a decision will be made as soon as possible, but no later than 120 days after receipt of a request for review. If such extension of time for review is required, because of special circumstances, written notice of the extension will be furnished to the claimant prior to the commencement of the extension. If the appeal is denied, the denial must be made in writing.

PHI, Inc. has adopted this Retention Plan effective as of the Effective Date.

PHI, Inc.

By:	/s/ C. Russell Luigs

C. Russell Luigs
Chairman, Compensation Committee of the Board of Directors

Appendix A

Definitions

Unless otherwise defined in this Plan (including the preamble), the following terms (and capitalized variants of such terms) have the meanings indicated, unless the context clearly indicates otherwise:

“Accrued Obligations” has the meaning provided in Section 4.2.

“Administrator” has the meaning provided in Section 1.1.

“Affiliate” means a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

“Annual Employer Premiums” means, with respect to a given Participant, the highest monthly value of the employer portion of all health and welfare benefit premiums paid by the Company and its Affiliates on behalf of such Participant at any time during the 120-day period immediately preceding the Termination Date, multiplied by 12.

“Base Salary” has the meaning provided in Section 3.3.

“Bonus” has the meaning provided in Section 3.4.

“Cause” means, with respect to a given Participant, any of the following:

(a)    the willful and continued failure of the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Committee that (i) specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his or her duties and (ii) with respect to conduct that is susceptible of cure (as determined by the Committee in its sole discretion), provides the Participant with a reasonable opportunity (but in no event more than 30 days) to cure;

(b)    the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise;

(c)    the Participant’s indictment for, conviction of, or guilty or no contest plea to, a felony or any crime involving dishonesty; or

(d)    the Participant’s willful misappropriation of Company funds, or any other willful act of personal dishonesty that is a material violation of the Company’s policies.

For purposes of this definition of “Cause,” no act or failure to act, on the part of the Participant, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of PHI or one of its committees will be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

“Change of Control” means any of the following:

(a)    a consolidation, merger, or similar transaction or series of related transactions, including, without limitation, (i) a sale or other disposition of equity interests, in which PHI is not the surviving entity; or (ii) an event that results in the acquisition of all or substantially all of the equity interests in PHI by a Person or group of Persons acting in concert who were not Affiliates of the Company as of the Effective Date;

(b)    a sale or transfer of all or substantially all of the Company’s assets, in either case, taken as a whole, to a Person or group of Persons acting in concert who were not Affiliates of the Company as of the Effective Date; or

(c)    a dissolution or liquidation of PHI;

provided, in each case, that the transaction constitutes a “change in control event” for purposes of Code Section 409A.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including any regulations and guidance issued under the applicable section.

“Committee” means the compensation committee of the board of directors of PHI, Inc.

“Company” means the Company as defined in the preamble and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or business of the Company.

“Covered Payments” has the meaning provided in Section 5.10.

“Effective Date” has the meaning provided in the preamble.

“ERISA” has the meaning provided in the preamble.

“Excise Tax” means the excise tax imposed under Code Section 4999, any similar tax imposed by state or local law, and any interest or penalties with respect to such taxes.

“Good Reason” means the existence of any of the following, without the Participant’s written consent:

(a)    a material diminution in the Participant’s Base Salary or Target Opportunity;

(b)    a material diminution in the Participant’s authority, duties, responsibilities, or reporting relationship;

(c)    a change to the Participant’s primary work location requiring the Participant to be based more than 50 miles from the location at which he or she provided services to the Company immediately prior to the Change of Control; or

(d)    a material breach of the Agreement by the Company including, but not limited to, the failure of the Company or its Affiliates to obtain the assumption of their obligations under this Agreement by any successor or assign as contemplated in Section 6.1.

For purposes of this definition, a Participant’s termination will not be considered to have been with Good Reason unless (x) he or she provides written notice to the Company of the condition constituting Good Reason within 90 days of the Participant having knowledge of its initial existence, (y) such condition remains uncured for at least 30 days following the Company’s receipt of the Participant’s notice, and (z) the Participant actually terminates employment following the expiration of any cure period but within two years of the initial occurrence of such condition.

“Net Benefit” means the present value of all Covered Payments to a given Participant, net of all federal, state, local, foreign income, employment and Excise Tax.

“Participant” means an individual who has been designated to participate in the Plan by the Administrator in accordance with Section 1.2.

“Person” means a natural person or company, and also means the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” does not include an underwriter temporarily holding a security pursuant to an offering of the security.

“PHI” means PHI as defined in the preamble and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or business of PHI.

“Plan” has the meaning provided in the preamble.

“Pro-Rata Bonus” means a Bonus for the fiscal year in which a Change of Control and/or the Termination Date occurs, calculated as provided in the applicable annual or short-term incentive plan based on target performance, pro-rated for the portion of the fiscal year between January 1 and, as applicable, the effective date of the Change of Control or the Termination Date.

“Protected Period” means, for a given Participant, the period of time beginning on the effective date of a Change of Control and continuing for the number of full months specified on Appendix B.

“Qualifying Termination” means the termination of a Participant’s employment (a) by the Company without Cause or (b) by the Participant with Good Reason, in either case during the Protected Period or the thirty-day period prior to the occurrence of the Change of Control.

“Severance Multiple” means, for a given Participant, the numerical value of his or her Protected Period as provided on Appendix B, divided by 12.

“Target Bonus” means the target Bonus for which the Participant is eligible for a given fiscal year, as established by the Company for such year, or, if no target Bonus has been established as of the applicable date, the Base Salary multiplied by the Target Opportunity.

“Target Opportunity” has the meaning provided in Section 3.4.

“Termination Date” means the date that the Participant has a “separation of service,” as such term is used in Section 409A, regardless of the reason for termination of employment.

Appendix B

Schedule of Participants

Name	Title	Protected Period (Months)
Al Gonsoulin	Chairman/CEO	36
Lance Bospflug	President/COO	36
Trudy McConnaughhay	CFO, Treasurer, Secretary	24
James Hinch	CAO	24
David Stepanek	President, Domestic Oil & Gas	24

[remainder of participants intentionally omitted]

B-1